Exhibit 99.2

Cordis Announces Discontinuation Of Nevo™ Sirolimus-Eluting Coronary Stent

Company To Focus On Areas Of Significant Patient Need In Cardiovascular Disease

Bridgewater, NJ (June 15, 2011) -- Cordis Corporation, a worldwide leader in the development and manufacture of interventional vascular technology, today announced it will no longer pursue the development of the NEVO™ Sirolimus-Eluting Coronary Stent in order to focus on other cardiovascular therapies where significant patient need exists. The company will also stop the manufacture of CYPHER® and CYPHER SELECT® Plus Sirolimus-Eluting Coronary Stents by the end of 2011.

“Due to evolving market dynamics in the drug-eluting stent (DES) business, we see greater opportunities to benefit patients and grow our business in other areas of the cardiovascular device market,” said Seth Fischer, Company Group Chair and Worldwide Chairman, Cordis Corporation. “Cordis has been a leader in establishing many markets including diagnostic and guiding catheters, bare metal and drug-eluting stents, carotid stenting, and treatment of peripheral vascular disease and arrhythmias. These therapies have benefited millions of patients worldwide, saving lives and improving quality of life, and we will continue to bring innovative cardiovascular solutions to patients in the future.”

The company will continue to focus on cardiovascular care through its Biosense Webster and Cordis businesses:

Biosense Webster will continue to build and expand on its global leadership position in the $2.5 billion electrophysiology (EP) market, as an innovative provider of advanced cardiac diagnostic, therapeutic, and mapping tools. As the leader in EP navigation systems and ablation therapy, Biosense Webster has technology that includes the largest installed base of cardiac mapping navigation systems worldwide in leading hospitals and teaching institutions and a robust product pipeline.

Cordis will expand its portfolio of vascular solutions for endovascular and cardiology procedures, a $12 billion market. The business will focus on access, diagnostic and therapeutic products for cardiology procedures, products to diagnose, access and treat lower extremity disease, and the INCRAFT™ Stent-Graft System, the company’s new investigational device for treating abdominal aortic aneurysm (AAA). The company also recently received FDA approval for the EXOSEAL™ Vascular Closure Device.

These businesses generated 2010 sales of $1.9 billion*, representing an operational growth rate of 8 percent versus the prior year. Together, these businesses share the common goal of providing lasting and minimally invasive treatments to improve and extend the lives of patients suffering from cardiovascular disease. These businesses will also evaluate opportunities in areas where significant need and promising technologies exist.

The company intends to close two manufacturing facilities: Cashel, Ireland, where the NEVO™ Stent was to be produced, and San German, Puerto Rico, the manufacturing site for the CYPHER® Stent products. The company will also consolidate its Research and Development project teams in Fremont, California. Overall, the company expects to reduce 900 – 1,000 positions, subject to any consultation procedures on these plans in countries where required.

In a separate news release today, Cordis’ parent company, Johnson & Johnson, announced the financial implications of Cordis’ restructuring plans.

Dynamics in the DES market have changed considerably in recent years and continue to evolve in areas such as demand, pricing and reimbursement, and regulatory requirements for breakthrough new technologies. Unlicensed competition from products that infringe Cordis patents, both owned and licensed, has eroded CYPHER® Stent pricing, sales and market share, and has dampened the prospects for NEVO™ Stent commercialization. At the same time, long-term data show some competitive DES offerings will adequately meet patients’ medical needs once Cordis exits the market.

* Excludes DES sales

Biosense Webster Biosense Webster, Inc., a Johnson & Johnson company, pioneered EP diagnostic catheters more than 20 years ago and continues to lead the industry as an innovative provider of advanced cardiac diagnostic, therapeutic, and mapping tools. As the leader in EP navigation systems and ablation therapy, Biosense Webster, Inc. has technology that includes the largest installed base of cardiac mapping navigation systems worldwide in leading hospitals and teaching institutions. For more information about Biosense Webster and its products, please visit: www.biosensewebster.com (this site is intended for US visitors only).

Cordis Corporation Cordis Corporation, a Johnson & Johnson company, specializes in the development and manufacture of interventional vascular technology. Through the company's innovation, research and development, Cordis works with interventional cardiologists, interventional radiologists and vascular surgeons worldwide to treat millions of patients who suffer from vascular disease. For more information about Cordis please visit: www.cordis.com (this site is intended for US visitors only).

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Cordis Corporation and/or Johnson & Johnson. Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; trends toward health care cost containment; and increased scrutiny of the healthcare industry by government agencies. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Neither Cordis Corporation nor Johnson & Johnson undertake to update any forward-looking statements as a result of new information or future events or developments.)

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